As filed with the Securities and Exchange Commission on June 17, 2004

Registration No. 333-113985

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CURTISS-WRIGHT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-0612970 (I.R.S. Employer Number)

Curtiss-Wright Corporation
4 Becker Farm Road
Roseland, New Jersey 07068
(973) 597-4700
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Martin R. Benante
Chairman and
Chief Executive Officer
Curtiss-Wright Corporation
4 Becker Farm Road
Roseland, New Jersey 07068
(973) 597-4700

Copies to:

Paul J. Ferdenzi, Esq. Assistant Secretary and Associate General Counsel Curtiss-Wright Corporation 4 Becker Farm Road Roseland, New Jersey 07068 (973) 597-4700	Peter A. Basilevsky, Esq. Satterlee Stephens Burke & Burke LLP 230 Park Avenue New York, New York 10169-0079 (212) 818-9200

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by the Registrant.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

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      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(3)	Amount of Registration Fee(4)(9)

Debt Securities

Preferred Stock, par value $1.00 per share(5)

Common Stock, par value $1.00 per share(6)

Class B Common Stock, par value $1.00 per share (6)

Warrants (7)(8)

Stock Purchase Contracts of Curtiss-Wright Corporation (6)

Units (6)

Total			$300,000,000	$38,010

(1)	There are being registered under this Registration Statement such indeterminate number of shares of Common Stock, Class B Common Stock and Preferred Stock of the Registrant, such indeterminate number of Warrants of the Registrant, and such indeterminate principal amount of Debt Securities of the Registrant, as shall have an aggregate initial offering price not to exceed $300,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $300,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.
(2)	Not specified with respect to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee. Any offering of Debt Securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities from the Registrant. No separate consideration will be received for Common Stock, Preferred Stock, Warrants or Debt Securities that are issued upon conversion or exchange of Debt Securities or Preferred Stock registered hereunder.
(4)	Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act.
(5)	Including such indeterminate number of shares of Preferred Stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of any Debt Securities, stock purchase contracts, stock purchase units registered hereunder, to the extent any such Debt Securities, stock purchase contracts, or stock purchase units are, by their terms, convertible into Preferred Stock.
(6)	Including such indeterminate number of shares of Common Stock and Class B Common Stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities, stock purchase contracts, stock purchase units, or Preferred Stock registered hereunder, to the extent any of such Debt Securities, stock purchase contracts, stock purchase units, or shares of Preferred Stock are, by their terms, convertible into Common Stock or Class B Common Stock
(7)	Including such indeterminate number of warrants as may from time to time be issued at indeterminate prices, representing rights to purchase certain of the Common Stock, Class B Common Stock, Preferred Stock, and Debt Securities registered hereunder.
(8)	Including warrants to purchase Common Stock, warrants to purchase Class B Common Stock, warrants to purchase Preferred Stock and warrants to purchase Debt Securities.
(9)	Previously Paid.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED JUNE 17, 2004

PROSPECTUS

$300,000,000
Curtiss-Wright Corporation

      From time to time, we may sell any of the following securities:

—	DEBT SECURITIES
—	PREFERRED STOCK
—	COMMON STOCK
—	CLASS B COMMON STOCK
—	WARRANTS TO PURCHASE DEBT SECURITIES, PREFERRED STOCK OR COMMON STOCK
—	STOCK PURCHASE CONTRACTS AND
—	UNITS

      We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

      Our common stock and Class B common stock are traded on The New York Stock Exchange under the trading symbols “CW” and “CW.B”. The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on The New York Stock Exchange or any securities exchange of the securities covered by the prospectus supplement.

      INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE    .

      THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

      The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section herein entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2004

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

CURTISS-WRIGHT CORPORATION

      Unless the context requires otherwise, the references to “we,” “us,” “our,” “the Company,” or “Curtiss-Wright” refer collectively to Curtiss-Wright Corporation and its subsidiaries.

      Curtiss-Wright, headquartered in Roseland, New Jersey is a diversified, global enterprise delivering highly engineered, technologically advanced, value-added products and services to a broad range of industries in the motion control, flow control and metal treatment markets. The Company has achieved balanced growth through the successful application of its core competencies in engineering and precision manufacturing, adapting these competencies to new markets through internal product development and a disciplined program of strategic acquisitions. We manufacture an extensive array of proprietary, engineered industrial products sold to customers in a variety of industries around the world. We believe that each of our principal business segments holds a significant market share position in its market. We also believe that our consistent financial performance has been attributable to the manufacture of quality proprietary products designed and engineered by us, coupled with our ability to identify and successfully integrate strategic acquisitions. Curtiss-Wright consists of three reportable business segments: Motion Control, Flow Control, and Metal Treatment.

Motion Control

      The Motion Control segment (“Motion Control”) consists of three main operating divisions: (1) Engineered Systems, (2) Integrated Sensing and (3) Embedded Computing. These divisions design, develop, manufacture and maintain sophisticated, high performance components and subsystems for aerospace, defense and medical/industrial equipment applications. Engineered systems group offers product to the aerospace and defense industries consisting of electro-mechanical and hydro-mechanical actuation components and systems, which are designed to position aircraft control surfaces, or to operate canopies, cargo doors, weapons bay doors, or other devices used on aircraft. In addition they provide aiming and stabilizing systems for weapons mounted on ground defense vehicles and tilting systems for high-speed trains. The Integrated Sensing group designs and manufactures position sensors and control hardware for both military and commercial applications and industrial markets, and aerospace fire detection and suppression control systems, power conversion products, and control electronics. Embedded Computing group designs, develops and manufactures mission-critical electronic control systems primarily for defense markets. Mission-critical electronic control products include electronic components and subsystems used in fire control, aiming and stabilization, munitions loading, and environmental processors for military ground vehicles. Additionally they provide high-speed data communications components for airborne and ground vehicle simulation, and graphics components and subsystems used in the aerospace, naval, and medical markets. This division also holds a license for the marketing of perimeter defense sensing systems for the military and homeland defense markets.

      During 2003, the Embedded Computing group expanded its product offering by enhancing its presence in standard, commercially available computing technologies, referred to as commercial-off-the-shelf or COTS, for graphic board and ruggedized digital signal processing products. Also in 2003, this division added digital switches, high-speed data streaming interfaces, and other related devices to the defense aerospace product offering. These devices are utilized in applications such as radar and sonar systems, high-speed video transfer, and other signal intelligence devices.

      As a related service, Motion Control also provides commercial airlines and the military customers with component overhaul and repair services. These services include the overhaul and repair of hydraulic, pneumatic, mechanical, electro-mechanical, and electronic components, aircraft parts sourcing, and component exchange services for a wide array of aircraft.

Flow Control

      The Flow Control segment (“Flow Control”) designs, manufactures, distributes and services a broad range of highly engineered flow control products for severe service military and commercial applications. Curtiss-Wright's state-of-the-art technologies have consistently provided valves with performance characteristics designed for customer specific applications. Our valves are of various types and sizes, such as motor operated and solenoid operated globe, gate, control and safety relief valves. These valves are used to control the flow of liquids and gases and to provide safety relief in high-pressure applications. Flow Control also supplies pumps and motors as well as actuators and controllers for our valves as well as for valves manufactured by our competitors. The primary customers for these products are the U.S. Navy, which uses them in nuclear propulsion systems, and owners and operators of commercial power utilities who use them in new and existing nuclear and fossil fuel power plants. Flow Control also designs, develops, manufactures, tests and services specialized instrumentation and control equipment primarily for the U.S. Nuclear Naval program. Since the 1980's, all new construction of new nuclear plants has occurred outside the U.S. and recent sales for such plants have been in Korea and Taiwan. The production of valves for the U.S. Navy and for the new power plants is characterized by long lead-time from order placement to delivery.

      Flow Control is also a designer and manufacturer of highly engineered critical function electro- mechanical solutions for the U.S. Navy, commercial nuclear power utilities, petrochemical and hazardous waste industries. Flow Control designs, develops, manufactures and qualifies critical function pumps, ship service turbine motors, generators, secondary propulsion systems, valves, seals, control rod drive mechanisms and power conditioning electronics. Additionally, Flow Control designs and manufactures power dense electrical rotating equipment, along with the supporting power electronics.

      Flow Control also designs, manufactures, and distributes additional flow control products for sale into global commercial nuclear power markets. These product lines include: snubbers, advanced valves, valve actuators, test and diagnostic equipment, as well as related diagnostic services. In addition, Flow Control provides training, on-site services, staff augmentation and engineering programs relating to nuclear power plants.

      Flow Control manufactures spring-loaded and pilot operated pressure-relief valves and high performance butterfly valves for the processing industries. It also provides metal-seated industrial valves used in standard and advanced applications including high-cycle, high-pressure, extreme temperature, and corrosive plant environments. Primary customers are refineries, petrochemical/chemical plants and pharmaceutical manufacturing facilities. Flow Control also manufactures and provides specialty hydraulic and pneumatic valves, air-driven pumps and gas boosters. These products are used generally in various industrial applications as well as in directional control valves for truck transmissions and car transport carriers. Flow Control also provides hydraulic power units and components primarily for the automotive and entertainment industries.

Metal Treatment

      The Metal Treatment segment (“Metal Treatment”) consists of fifty-four metal treatment facilities throughout North America and Europe that perform four types metal treatment processes on customer supplied components: (1) Shot-Peening, (2) Heat Treating, (3) Laser-Peening, and (4) Coatings. Shot-peening is the process of bombarding a metal part's surface with spherical media such as steel shot, ceramic or glass beads to compress the outer layer of the metal. It is the primary process performed by Metal Treatment, and includes shot peening of highly stressed components as a preventative measure as well as shot peen forming of aluminum aircraft wing skins. Laser Peening is a new process for high value critical parts that provides increased levels of protection from failure mechanisms such as fatigue, stress corrosion and impact damage than Shot Peening. Heat-treating is an industrial process where metal parts are put into furnaces and subjected to specific time/temperature cycles that change the physical and metallurgical properties of the metal. Coatings are utilized primarily on metal parts to provide increased lubricity and protection from corrosion and oxidation. These processes are used principally to improve the service life, strength and durability of metal parts. Although these services are used primarily on parts from the aerospace and automotive markets Metal Treatment provides these services for customers for customers fabricating metal parts for construction equipment, petrochemical processing and general industrial markets.

OUR ADDRESS

      We are incorporated in Delaware and the address of our principal executive office is 4 Becker Farm Road, Roseland, New Jersey 07068. Our telephone number is (973) 597-4700. Our Internet address is www.curtisswright.com. Our website is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement filed with the United State Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

—	shares of our common stock;
—	shares of our Class B common stock;
—	shares of our preferred stock;
—	our debt securities;
—	warrants to purchase our common stock, Class B common stock, preferred stock or debt securities;
—	stock purchase contracts; or
—	units comprised of two or more of the foregoing securities.

      The total offering price of these securities will not exceed $300,000,000. This prospectus provides a general description of the securities, we may offer. Each time we offer securities, we will provide a prospectus supplement describing the specific amounts, prices and terms of the securities offered. The prospectus supplement also may add, update or change information contained in this prospectus.

      We may sell the securities to or through underwriters, dealers or agents or directly to purchasers, and our agents and we reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement to be provided each time securities are offered or a post-effective amendment to the registration statement will provide the names of any underwriters, dealers or agents, if any, involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See the section entitled “Plan of Distribution.”

      If the terms of the debt securities described in this prospectus and the accompanying prospectus supplement vary, you should rely on the information contained in the prospectus supplement.

      You should read both this prospectus and any prospectus supplement, together with the additional information described under the sections herein entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference”.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges(1)	2.06%	2.96%	1.44%	3.34%	6.98%

(1)	For the purpose of determining the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, before adjustment for minority interests in consolidated subsidiaries plus fixed charges. Fixed charges consist of interest expense, commitment fees, and the amortization of deferred debt issue costs.

RISK FACTORS

      You should carefully consider the following risks and uncertainties and all other information contained in this prospectus, including the documents incorporated by reference, before you decide whether to purchase our securities. Any of the following risks, if they materialize, could adversely affect our business, financial condition and operating results. As a result, the trading price of our Common Stock and Class B Common Stock (hereinafter “common stock”) could decline, and you could lose all or part of your investment.

Risk Factors Relating to Our Business

A significant amount of our revenues is derived from government business, of which a significant portion is dependent upon the continued willingness of the U.S. Government to buy our products and services.

      A significant portion of our revenues are derived from defense contracts or subcontracts with domestic and foreign government agencies of which a significant portion is attributed to U.S. Navy procurements. The development and success of our business in the future will depend upon the continued willingness of the U.S. Government to commit substantial resources to such defense programs and, in particular, upon continued purchases of our products.

      Our business with the U.S. Government is subject to various risks, including termination of contracts at the convenience of the U.S. Government; termination, reduction or modification of contracts or subcontracts in the event of changes in the U.S. Government's requirements or budgetary constraints; shifts in spending priorities; and when we are a subcontractor, the failure or inability of the prime contractor to perform its prime contract. Certain contract costs and fees are subject to adjustment as a result of audits by government agencies. In addition, all defense businesses are subject to risks associated with the frequent need to bid on programs in advance of design completion, which may result in unforeseen technological difficulties and/or cost overruns.

      Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. In addition, if certain technical or other program requirements are not met in the developmental phases of the contract, then the follow-on production phase may not be realized. Upon termination, other than for a contractor's default, the contractor normally is entitled to reimbursement for allowable costs, but not necessarily all costs, and to an allowance for the proportionate share of fees or earnings for the work completed. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the foreign government. See “Curtiss-Wright Corporation”.

Our earnings will be adversely affected by reduced spending in defense industry.

      These reductions may or may not have an effect on our programs; however, in the event expenditures for products of the type manufactured by us are reduced and not offset by greater foreign sales or other new programs or products, we will experience a reduction in our volume of contracts or subcontracts awarded to us. Unless offset, such reductions would adversely affect our earnings.

Our government contracts have limited terms and, sometimes, undetermined pricing terms at the time they are entered into.

      Our contracts with the U.S. Government or a prime contractor of the U.S. Government (“U.S. Government Contracts”) are for varying fixed terms, which may not be renewed or followed by follow-on contracts awarded to us by the U.S. Government or the prime contractor upon the expiration of any such U.S. Government Contract. Our U.S. Government Contracts account for a significant portion of our revenues. The loss of revenue resulting from the failure to obtain a renewal or follow-on contract with respect to any significant contract or a number of lesser contracts, in either case without the substitution of revenues from the award of new contracts, would have a material adverse effect upon our results of operations and financial position. In addition, from time to time we enter into U.S. Government contracts with a fully funded backlog, but in which the final price per unit may not be determined until sometime in the future. If the price per unit, which is ultimately determined, is significantly less than anticipated by us, our net revenues could be adversely affected.

Our business could be adversely affected by future terror attacks, war, or other civil disturbances.

      Continued terrorist attacks, war or other disturbances could lead to further economic instability and decreases in demand for our products, which could have a material adverse effect on our business, financial condition and results of operations.

      The terrorist attacks of September 11, 2001 and subsequent terrorist attacks world-wide have caused instability from time to time in global financial markets. The disruption of our business as a result of the terrorist attacks of September 11 included a decrease in customer demand in the commercial aerospace market for our products and overhaul and repair services, from which our business has not completely recovered. The business activity levels in the third and fourth quarters of 2001 dropped as a result of these attacks, and continued to impact the results of operations in 2002 and 2003. Since the metal treatment segment operates with a limited backlog of unfilled orders, reductions in order activity very quickly reduces sales and profitability of this segment and could adversely affect our revenues. The long-term effects of the September 11 and subsequent attacks on us are unknown. These attacks and the U.S. Government's continued efforts against terrorist organizations may lead to additional armed hostilities or to further acts of terrorism and civil disturbance in the U.S. or elsewhere, which may further contribute to economic instability and could have a material adverse effect on our businesses, financial condition, and results of operations.

We rely on certain suppliers as a sole source of certain necessary components of our products.

      Our manufacturing process for our products often consists of the assembly of purchased components and testing of the product at various stages in the assembly process.

      Although materials and purchased components generally are available from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. We have not experienced significant production delays attributable to supply shortages.

Our ability to implement our growth strategy is dependent upon our ability to implement our acquisition strategy and on our ability to integrate acquired businesses successfully, both of which are subject to various uncertainties.

      Our growth strategy includes acquisitions. Our markets primarily include mature industries. As a result, our historical growth has depended, and our future growth is likely to continue to depend in large part, on our acquisition strategy, our ability to implement successfully our acquisition strategy, and the successful integration of acquired businesses into our existing operations. Management intends to continue to seek additional acquisition opportunities both to expand into new markets and to enhance our position in existing markets throughout the world. However, we may not be able to successfully identify suitable candidates, negotiate appropriate acquisition terms, obtain financing which may be needed to consummate such acquisitions, complete proposed acquisitions, successfully integrate acquired businesses into our existing operations or expand into new markets. In addition, any acquisition, once successfully integrated, may not perform as planned, be accretive to earnings, or prove to be beneficial to our operations and cash flow.

We operate in highly competitive markets with competitors who may have greater resources than we possess, possibly reducing the volume of products we can sell and our operating margins.

      Many of our products are sold in highly competitive markets. Management believes that the principal points of competition in these markets are product quality, price, design and engineering capabilities, product development, conformity to customer specifications, quality of post-sale support, timeliness of delivery, and effectiveness of the distribution organization. Maintaining and improving our competitive position will require continued investment in manufacturing, engineering, quality standards, marketing, customer service and support, and the distribution networks. We may not have sufficient resources to continue to make such investments or it may not be successful in maintaining our competitive position. Our competitors may develop products that are superior to our products, or may develop methods of more efficiently and effectively providing products and services or may adapt more quickly than we can to new technologies or evolving customer requirements. Certain of our competitors are larger, more diversified corporations and may have greater financial, marketing, production, and research and development resources. As a result, they may be better able to withstand the effects of periodic economic downturns. Pricing pressures could also cause us to adjust the prices of certain of our products to stay competitive. We may not be able to compete successfully with our existing competitors or with new competitors.

Our business is exposed to volatility in foreign currency exchange rates which can increase the costs of, and reduce the revenues from foreign operations.

      We are exposed to fluctuations in foreign currency exchange rates, particularly with respect to the Canadian dollar, the euro and the British pound. Any significant change in the value of the currencies of the countries in which we do business against the U.S. dollar could have an adverse effect on our business, financial condition and results of operations by making capital investments in dollars more expensive and by creating possible charges against earnings. We seek to minimize the risk from these foreign currency exchange rate fluctuations principally through invoicing our customers in the same currency as the source of the products.

Our operations in foreign countries expose us to political risks and adverse changes in local legal, tax and regulatory schemes.

      During the year ended December 31, 2003, approximately 21% of our consolidated revenue was from customers outside of North America. Management expects international operations and export sales to continue to contribute to earnings for the foreseeable future. Both the sales from international operations and export sales are subject in varying degrees to risks inherent in doing business outside of the United States. Such risks include, without limitation, the following:

•	Possibility of unfavorable circumstances arising from host country laws or regulations;

•	Partial or total expropriation;

•	Potential negative consequence from changes to significant taxation policies;

•	Changes in tariff and trade barriers and import or export licensing requirements;

•	Insurrection, civil disturbance or war; and

•	Potential negative consequences from the requirements of partial local ownership of operations in certain countries.

The impact on us if such events occur in the future is uncertain.

The U.S. government has an unrestricted right to use our technology, which may have an adverse impact on our ability to protect our intellectual property.

      We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, we do not have the right to prohibit the U.S. government from using certain technologies developed or acquired by us or to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government has the right to royalty-free use of technologies that we have developed under U.S. government contracts. We are free to commercially exploit those government-funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof.

Government regulation could limit our ability to sell our products outside the United States.

      The sale of certain of our products outside the United States is subject to compliance with the United States Export Administration Regulations. Our failure to obtain the requisite licenses, meet registration standards or comply with other government export regulations, may affect our ability to generate revenues from the sale of our products outside the United States, which could have a material adverse effect on our business, financial condition and results of operations. Compliance with the government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position.

      In order to sell our products in European Union countries, we must satisfy certain technical requirements. If we are unable to comply with those requirements with respect to a significant quantity of our products, our sales in Europe could be restricted, which could have a material adverse effect on our business.

We are exposed to potential environmental liabilities and litigation and extensive and changing governmental environmental regulation.

      Compliance with environmental regulations could require us to discharge environmental liabilities, increase the cost of manufacturing our products, or otherwise adversely affect our business, financial condition and results of operations.

      Our past and present business operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, and local environmental laws and regulations, as well as those of other countries, pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including hazardous wastes), or otherwise relating to protection of the environment, including individuals, flora and fauna. In the future, we may be identified as a potentially responsible party and be subject to liability under applicable law. We have experienced, and management expects us to continue to experience, costs to comply with environmental laws and regulations and court and governmental agency orders and decrees. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

      We use and generate hazardous substances and wastes in our operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, our management is conducting investigation and remediation activities at several on-site and off-site locations. We may be subject to potential material liabilities relating to any investigation and clean up of contaminated properties and to claims alleging personal injury. In addition, some of our products previously sold contained asbestos components that were acquired from third parties and incorporated into our products. Although the Corporation has never been the subject of an adverse judgment nor settled a claim for more than immaterial amounts, it may be subject to potential liabilities relating to claims alleging personal injury as a result of exposure to such products.

      The Corporation has been named as a potentially responsible party (“PRP”) with many other corporations and municipalities, in a number of environmental clean-up sites. The Corporation continues to make progress in resolving these claims through settlement discussions and payments from established reserves. Significant sites remaining open at the end of the year are: Caldwell Trucking landfill superfund site, Fairfield, New Jersey; Sharkey landfill superfund site, Parsippany, New Jersey; Amenia landfill site, Amenia, New York; and Chemsol, Inc. superfund site, Piscataway,

New Jersey. The Corporation believes that the outcome for any of these remaining sites will not have a materially adverse effect on the Corporation's results of operations or financial condition.

      In the first quarter of 2004, the Corporation signed a PRP agreement joining a number of other companies to respond to a U.S.E.P.A. Request For Information concerning the Lower Passaic River site. As of March 31, 2004, the Corporation considers itself a nominal participant and the outcome of this matter would not have a materially adverse effect on the Corporation's results of operation or financial condition.

Our profitability will be adversely affected by increasing interest rates.

      Our profitability may also be adversely affected during any period of unexpected or rapid increase in interest rates. Our market risk for a change in interest rates relates primarily to our debt obligations. As a result of the September 25, 2003 Senior Notes issue and two subsequent interest rate swap agreements dated November 10, 2003, we shifted our interest rate exposure from 100% variable to 46% variable as of December 31, 2003. The net proceeds of the Senior Notes allowed us to pay down the majority of our outstanding debt under our credit facilities. This blended rate strategy for debt borrowings reduces the uncertainty of shifts in future interest rates. The variable rate on both the revolving credit agreements and the interest rate swap agreements are based on market rates. If interest rates changed by one percentage point, the impact on consolidated interest expense would have been approximately $1 million.

Some of our employees are employed under collective bargaining agreements a number of which expire in the next twelve months and, accordingly, we may be exposed to the risks attendant to unsuccessful labor negotiations to renew such agreements.

      As of December 31, 2003, 1,019 of our 4,655 employees were employed under collective bargaining agreements. Collective bargaining agreements covering approximately 65% of those employees will expire over the next twelve months. If we are unsuccessful in renegotiating these agreements we may be subject to strikes and works stoppages. While management believes that relations with our union employees are generally good, we could be subject to work stoppages by some of our employees and, if such stoppages were to occur, they could have a material adverse effect on our financial condition and results of operations.

Our future growth and continued success is dependent upon our ability to attract and retain technical personnel.

      There is a continuing demand for qualified technical personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. An inability to maintain a sufficient number of trained personnel could have a material adverse effect on our contract performance or on our ability to capitalize on market opportunities.

We currently maintain a substantial amount of indebtedness which may increase the risks inherent in our business.

      We have indebtedness that is significant in relation to our stockholders' equity. Our debt to capitalization ratios were 32%, 27%, and 6%, as of December 31, 2003, 2002, and 2001, respectively. Our degree of leverage could:

•	Impair our future ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes;

•	Hinder our ability to adjust rapidly to changing market conditions; and

•	Make us more vulnerable if a downturn in general economic conditions or our business occurs.

      In addition, a portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness. Management anticipates using approximately $8 million to $10 million of our cash flow from operations for interest payments on our debt obligations. This use of cash flow reduces the funds available for other purposes, which may adversely affect the continued success of our business. As of the date of this prospectus, we have the capacity to raise approximately $131 million in additional indebtedness without exceeding our financial covenants.

      We have two revolving credit facilities in the aggregate of $225.0 million (the “Credit Facilities”) with The Bank of Nova Scotia, as administrative agent for the eight lenders, which contains operating and financial restrictions. Under certain circumstances, the restrictions affect our ability to incur additional indebtedness. The credit agreement also contains covenants limiting, among other things, fundamental changes, such as certain types of mergers or a sale of substantially all of our assets.

Risk Factors Associated With Our Securities

There is a limited trading volume in our common stock which may contribute to market price volatility.

      Our common stock is traded on the New York Stock Exchange. During the twelve months ended December 31, 2003, the average daily trading volume for our common stock as reported by the NYSE 35,000 shares and average daily trading volume for our Class B common stock as reported by the NYSE was 7,000 shares. Even if we achieve a wider dissemination as to the shares offered by us, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

Restrictions Contained In Our Revolving Credit Facility May Limit Our Ability To Issue Additional Debt Securities In The Future.

      The Credit Facilities may restrict our ability to issue additional debt securities and, if we issue additional debt securities, the facilities may limit the kind of debt securities that we issue.

Restrictions Contained In Our Privately Placed Debt May Limit Our Ability To Issue Additional Debt Securities In The Future.

      The Note Purchase Agreement related to our privately placed notes may restrict our ability to issue additional debt securities and, if we issue additional debt securities, our Note Purchase Agreement may limit the kind of debt securities that we issue.

Our ability to sell or issue substantial amounts of additional shares of common stock or Class B common stock may adversely affect the future market price of such securities.

      Part of our business strategy is to expand into new markets and enhance our position in existing markets throughout the world through acquisitions. In order to successfully complete targeted acquisitions or fund our other activities, we may issue additional equity securities that could be dilutive to our earnings per share and to your stock ownership. Sales of substantial amounts of our common stock or Class B common stock (including shares issued upon the exercise of stock options and warrants or in connection with acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and Class B common stock.

The Preferred Stock Purchase Rights associated with our outstanding shares of common stock and Class B common stock and certain provisions of our certificate of incorporation, by-laws and Delaware General Corporate Law have anti-takeover effects.

      Some of the provisions of our certificate of incorporation and by-laws could discourage, delay or prevent an acquisition of our business at a premium price. The provisions:

•	Permit the board of directors to increase its own size and fill the resulting vacancies;

•	Authorize the issuance of up to 650,000 shares of preferred stock in one or more series without a shareholder vote.

      In addition, on November 20, 2001, our Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of both our common stock and Class B common stock, at a par value $.01. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to any offer conditioned on a substantial number of rights being acquired. These rights could discourage, delay or prevent an acquisition of our business at a premium price. A more detailed discussion can be found below under our “Description of Capital Stock” under subtitle “Preferred Stock Purchase Rights.”

      Also, Section 203 of the Delaware General Corporate Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

We may not be able to pay dividends on our common stock and Class B common stock.

      We have no obligation to pay dividends on either class of our common stock. The declaration and payment of dividends on our common stock and Class B common stock is subject to, and will depend upon, among other things:

•	Our future earnings and financial condition, liquidity and capital requirements;

•	Our ability to pay dividends under our revolving credit facilities and our senior guaranteed notes; and

•	Other factors deemed relevant by our board of directors.

In the absence of a sinking fund, we may not be able to fund our payment and repurchase obligations under $200 million in outstanding senior unsecured notes.

      On September 25, 2003, the Company completed an offering of $200 million of guaranteed senior unsecured notes consisting of $125 million 5.74% senior notes due 2013 and $75 million 5.13% senior notes due 2010. There is no sinking fund with respect to these notes, and at maturity the entire outstanding principal amount thereof will become due and payable. Also, upon the occurrence of certain events we will be required to offer to repurchase all or a portion of the outstanding notes. The source of funds for any such payment at maturity or earlier repurchase will be our available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of our assets or equity securities. There can be no assurance that sufficient funds will be available at the time of any such event to pay such principal or to make any required repurchase.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

      This prospectus, including the documents that are incorporated by reference as set forth herein under the section entitled “Information Incorporated by Reference,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 (the “Securities Act”), as amended and Section 21E of the Exchange Act of 1934, as amended. Such statements relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “management believes,” or “intends” and similar words or phrases. Such statements are subject to inherent uncertainties and risks, which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Persons reading this report are cautioned that risks and uncertainties are inherent to forward-looking statements. Accordingly, our actual results could differ materially from those suggested by such forward-looking statements. The risks and uncertainties include, but are not limited to, the following:

•	the effect of our acquisition strategy on future operating results, including our ability to effectively integrate acquired companies into our existing operations;

•	the uncertainty of acceptance of new products and successful bidding for new contracts;

•	the effect of technological changes or obsolescence relating to our products and services;

•	the effects of government regulation or shifts in government policy, as they may relate to our products and services;

•	the pattern of our sales, including variations in sales volume within periods;

•	consumer demands and preferences including the acceptance by our customers and consumers of new products and line extensions;

•	the mix of products sold;

•	our ability to control our internal costs and the cost of raw materials;

•	competitive factors including the prices, promotional incentives and trade terms of our products and our response and the response of our customers and competitors to changes in these items;

•	technological advances by our competitors;

•	new patents granted to our competitors;

•	changes in foreign exchange rates in one or more of our geographic markets;

•	changes in accounting policies;

•	changes in government spending;

•	acquisition and divestiture activities; and

•	the impact of general economic conditions in the United States and in other countries in which we currently do business.

      You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference, in this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

      Except as described in any prospectus supplement, we currently intend to use the net proceeds from our sale of securities for our general corporate purposes, which may include but not be limited to the repayment of indebtedness, additions to our working capital, capital expenditures, funding future acquisitions or repurchase of outstanding stock.

      When we offer a particular series of securities, the prospectus supplement relating to that offering will describe the intended use of the net proceeds received from that offering. The actual amount of net proceeds expended on a particular use will depend on many factors, including:

      —  future revenue growth, if any;

      —  future capital expenditures; and

      —  the amount of cash required by operations.

      Some of these factors are beyond our control. Therefore, our board will retain discretion in the use of the net proceeds.

SECURITIES WHICH MAY BE OFFERED

      We may offer shares of common stock, shares of Class B common stock, shares of preferred stock, debt securities or warrants to purchase common stock, Class B common stock, preferred stock or debt securities, or stock purchase contracts or units, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to $300,000,000 of securities under this prospectus. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

      The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to the series. We may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured obligations to repay advanced funds. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement.

      We have summarized below selected provisions of the indentures which have been filed as exhibits to the registration statement of which this prospectus is a part. The summary is not complete. You should read the indentures for provisions that may be important to you. Furthermore, each indenture may be amended or supplemented from time in accordance with one or more supplemental indentures to be signed by us, as issuer, and the trustee or trustees for a particular series of debt securities identified in the prospectus supplement. The form for each supplemental indenture specifying the terms of particular debt securities will also be filed as an exhibit to the registration statement. Unless otherwise provided, as used in this prospectus, the term “indenture” shall include all such indenture supplements.

General

      We may issue no more than $300,000,000 in principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

      The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

—	The title and form of the debt securities;
—	Any limit on the aggregate principal amount of the debt securities or the series of which they are a part;
—	The person to whom any interest on a debt security of the series will be paid;
—	The date or dates on which we must repay the principal;
—	The rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;
—	If applicable, the duration and terms of the right to extend interest payment periods;
—	The place or places where we must pay the principal and any premium or interest on the debt securities;
—	The terms and conditions on which we may redeem any debt security, if at all;
—	Any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;
—	The denominations and forms in which we may issue the debt securities;
—	The manner in which we will determine the amount of principal of or any premium or interest on the debt securities;
—	The currency in which we will pay the principal of and any premium or interest on the debt securities;
—	The principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;
—	The amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;
—	If applicable, that the debt securities are defeasible and the terms of such defeasance;
—	If applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;
—	Whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;
—	The subordination provisions that will apply to any subordinated debt securities;
—	Whether any periodic evidence will be required to be furnished as to the absence of default or as to compliance with the terms of the indenture and the nature of such evidence;
—	Any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and
—	Any addition to or change in the covenants in the indentures.

      We may sell the debt securities at a substantial discount below their stated principal amount. The prospectus supplement will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

      A supplemental indenture may provide and the prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for our common stock, class B common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of our common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

      Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. A supplemental indenture may provide and the prospectus supplement shall describe, if we must notify holders of senior indebtedness in the event of the acceleration of the subordinated debt securities because of an event of default.

      If we experience a bankruptcy, dissolution or reorganization, holders of our senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

      We will issue debt securities only in fully registered form, without coupons, and, unless the prospectus supplement indicates otherwise, only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

      Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which it will pay on debt securities.

      If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

      The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depository identified in the prospectus supplement. We will deposit the global security with the depository or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

      No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depository or any nominee or successor of the depository unless:

—	The depository is unwilling or unable to continue as depository;
—	The depository is no longer in good standing under the Exchange Act or other applicable statute or regulation; or
—	We determine that the securities of any series will no longer be represented by a global security.

      The depository, pursuant to instructions from its direct or indirect participants or otherwise, will determine how all securities issued in exchange for a global security will be registered.

      As long as the depository or its nominee is the registered holder of a global security, we will consider the depository or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depository or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

      Only institutions that have accounts with the depository or its nominee and persons that hold beneficial interests through the depository or its nominee may own beneficial interests in a global security. The depository will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depository or any such participant.

      The policies and procedures of the depository may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. The trustee and we will assume no responsibility or liability for any aspect of the depository's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

      Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

      Unless the prospectus supplement indicates otherwise we agree to maintain an office or agency in the Borough of Manhattan, the City and State of New York with respect to the debt securities. Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent as set forth in the prospectus supplement. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

      Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain an office or agency in the Borough of Manhattan, the City and State of New York and in each other place of payment for the debt securities.

      The paying agent will return to us all money paid to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Events of Default

      Each of the following will constitute an event of default under each indenture:

—	failure to pay the principal of or any premium on any debt security when due;
—	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;
—	failure to deposit any sinking fund payment when due;
—	failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;
—	certain events in bankruptcy, insolvency or reorganization; and
—	any other event of default specified in the prospectus supplement.

      If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

      Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a specified percentage in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

—	the holder has previously given the trustee written notice of a continuing event of default;
—	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding; and
—	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and
—	the trustee has not received a direction inconsistent with the request within a specified number of days.

Modification and Waiver

      The trustee and we may change an indenture without the consent of any holders with respect to specific matters, including:

—	to fix any ambiguity, defect or inconsistency in the indenture; and

—	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

      In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the trustee and we may only make the following changes with the consent of the holder of any outstanding debt securities affected:

—	extending the fixed maturity of the series of notes;
—	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or
—	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

      The holders of a specified percentage in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent.

      Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

      To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

—	to maintain a registrar and paying agent and hold moneys for payment in trust;
—	to register the transfer or exchange of the notes; and
—	to replace mutilated, destroyed, lost or stolen notes.

      In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

      We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the debt securities may not be accelerated because of the occurrence of events of default.

      To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the U.S. that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

—	No event of default shall have occurred or be continuing;
—	In the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

—	In the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and
—	We satisfy other customary conditions precedent described in the applicable indenture.

Changes in Control and Absence of Financial Covenants

      Unless otherwise provided in a supplemental indenture and described in a prospectus supplement, the indentures do not contain provisions requiring the issuer to redeem or to adjust the terms of the debt securities upon a change in control or any financial covenants or other similar provisions designed to afford holders of the debt securities protection in the event of a deterioration in our financial condition or ability to repay the debt securities prior to the occurrence and continuance of an event of default.

Notices

      We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

      We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

      The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF CAPITAL STOCK

      The following is a description of the common stock classes and preferred stock we may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of these securities in more detail in the applicable prospectus supplement.

General

      Our restated certificate of incorporation authorizes the issuance of up to 33,750,000 shares of Common Stock, $1.00 par value per share, authorizes 11,250,000 shares of Class B Common Stock, and authorizes the issuance of up to 650,000 shares of preferred stock, $1.00 par value per share, the rights and preferences of which may be established from time to time by the Board of Directors. As of March 3, 2004, 16,609,802 shares of Common Stock, 8,764,495 of Class B Common Stock were issued and no shares of preferred stock were issued and outstanding.

Common Stock

      Each share of Common Stock entitles the holder thereof to one vote on all matters, other than the election of the Board of Directors, submitted to a vote of the shareholders. Holders of the Common Stock are entitled to vote for no more than twenty percent (20%) of the Board of Directors. The minimum number of seats on the Board has been set at five (5) to ensure that the Common Stock shareholders are always represented. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect one of the nine directors currently sitting on the Board of Directors and holders of the remaining shares by themselves cannot elect any directors. The holders of Common Stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of common stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and non-assessable.

Class B Common Stock

      Each share of Class B Common Stock entitles the holder thereof to one vote on all matters, other than the election of the Board of Directors, submitted to a vote of the shareholders. Holders of the Class B Common Stock are entitled to vote for no less than eighty percent (80%) of the Board of Directors. Other than the election of the directors, the rights of the Class B Common Stockholders are identical to those rights of the Common Stock holders. The minimum number of seats on the Board has been set at five (5) to ensure that the Common Stock shareholders are always represented. Since the holders of Class B Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect eight out of the current nine directors currently sitting on the Board of Directors and holders of the remaining shares by themselves cannot elect any directors. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. All shares of Class B Common Stock outstanding, and to be outstanding upon completion of this offering, are and will be fully paid and non-assessable.

Preferred Stock

      Our authorized preferred stock consists of 650,000 shares, par value $1.00 per share. We have 200,000 shares of preferred stock reserved for issuance upon exercise of rights under the rights agreement described below under “Preferred Stock Purchase Rights,” leaving 450,000 shares of preferred stock remaining available for designation and issuance. Our restated certificate of incorporation grants the Board of Directors the authority to issue by resolution shares of preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the rate or rates at which, and the other terms and conditions on which, dividends shall be payable; whether and on what terms the shares constituting any series shall be redeemable, subject to sinking fund provisions, or convertible or exchangeable; and the liquidation preferences, if any, of such series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to our restated certificate of incorporation, or any other proposed corporate action, including business combinations and other transactions. The Board of Directors currently does not contemplate the issuance of any preferred stock and is not aware of any pending or proposed transactions that would be affected by such issuance.

      The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

      We have filed registration statements on Form S-8 under the Securities Act, which covers 2,000,000 (post split on December 1997 and December 2003) shares of Common Stock currently issuable under our stock option plans. There are currently 1,237,722 options to purchase common stock outstanding with a weighted average price of $20.83. Shares issued under these plans, other than shares issued to affiliates, will be freely tradable in the public market.

Preferred Stock Purchase Rights

      On November 6, 2000, our board of directors adopted a stockholder rights plan. In connection with the rights plan, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The rights dividend was paid on November 21, 2000 to the stockholders of record on that date. On November 20, 2001, in connection with the recapitalization of our capital stock and distribution by Unitrin, Inc. of its 43% interest in our company, our board of directors amended the stockholder rights plan to issue one Class B preferred share purchase right with each share of our Class B common stock.

      Each right entitles the registered holder of our common stock and Class B common stock to purchase from us one one-thousandth of a share of our Series A or Series B Participating Preferred Stock, or preferred shares, par value $1.00 per share, at a price of $235 per one one-thousandth of a preferred share, subject to adjustment.

      In the event that any person or group of affiliated or associated persons becomes an “acquiring person” by acquiring (A) 15% or more (18.5% or more in the case of qualified institutional investors) of the total voting power represented by our outstanding common stock and Class B common stock voting as a single class or (B) 12.5% or more (17.5% or more in the case of qualified institutional investors) of the shares of our outstanding Class B common stock, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right.

      A person would be qualified as an institutional investor if that person:

•	is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of that person's duties as agent for fully managed accounts, holds or exercises voting or dispositive power over shares of our capital stock;

•	acquires beneficial ownership of shares of our capital stock pursuant to trading activities undertaken in the ordinary course of such person's business and not with the purpose nor the effect, either alone or in concert with any person, of exercising the power to direct or cause the direction of the management and policies of Curtiss-Wright or of otherwise changing or influencing the control of Curtiss-Wright, nor in connection with or as a participant in any transaction having such purpose or effect, and

•	publicly discloses in filings with the Securities and Exchange Commission that it has no intention to seek control of Curtiss-Wright.

      In addition, any person owning in excess of the applicable acquiring person threshold on the date of adoption of the rights plan or as a result of the distribution was grandfathered and will not become an acquiring person so long as such person does not acquire additional shares representing more than 1% of the outstanding Class B common stock or 1% of the total voting power of the common stock and the Class B common stock after giving effect to the acquisition.

      If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group becomes an acquiring person, each holder of a right (other than rights beneficially owned by the acquiring person, which will be void) will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

      The distribution date is the earlier of:

•	10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of the requisite amount of shares of our outstanding capital stock or Class B common stock; or

•	10 business days (or such later date as may be determined by action of our board of directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of the requisite amount of shares of our outstanding capital stock or Class B common stock.

      Until the distribution date, the rights will be evidenced either by (A) the common stock or Class B common stock certificates or ownership statements or (B) with respect to any of our common stock certificates or ownership statements outstanding as of November 21, 2000, such common stock certificate or ownership statement together with the Summary of Rights. Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the common stock and Class B common stock, and transfer of those shares will also constitute transfer of the rights.

      As soon as practicable following the distribution date, separate certificates evidencing the applicable rights will be mailed to holders of record of our common stock and Class B common stock as of the close of business on the distribution date and the separate certificates evidencing the rights alone will thereafter evidence the rights.

      The rights are not exercisable until the distribution date. The rights will expire at the earliest of (A) November 6, 2010, unless that date is extended, (B) the time at which we redeem the rights, as described below, or (C) the time at which we exchange the rights, as described below.

      The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications, or certain distributions with respect to the preferred shares. The number of outstanding rights and the number of one one-thousandths of a preferred share issuable upon exercise of each right are also subject to adjustment if, prior to the distribution date, there is a stock split of our common stock or a stock dividend on our common stock payable in common stock or subdivisions, consolidations or combinations of our common stock. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional preferred shares will be issued (other than fractions which are integral multiples of one one-thousandth of a preferred share, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred shares on the last trading day prior to the date of exercise.

      Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of the applicable class of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment equal to the greater of (A) $1,000 per share (plus accrued and unpaid dividends) and (B) an aggregate payment of 1,000 times the payment made per share of the applicable class of common stock. Each preferred share will have 1,000 times the number of votes each share of the applicable class of common stock has on matters such class is entitled to vote on, which shall be voted together with the applicable class of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per share of the applicable class of common stock. These rights are protected by customary anti-dilution provisions.

      The value of the one one-thousandth interest in a share of the applicable series of preferred stock purchasable upon exercise of each right should, because of the nature of the preferred shares' dividend, liquidation and voting rights, approximate the value of one share of the applicable class of our common stock.

      At any time after any person or group becomes an acquiring person, and prior to (A) the acquisition by such person or group of beneficial ownership of 50% or more of (1) our outstanding Class B common stock or (2) the total of the voting power of our outstanding capital stock or (B) a merger or other business combination transaction or sale of 50% or more of our consolidated assets or earning power, our board of directors may exchange the rights (other than rights owned by the acquiring person, which will have become void), in whole or in part, at an exchange ratio of one share of the applicable class of our common stock, or one one-thousandth of a share of the applicable series of preferred stock (subject to adjustment) per right.

      At any time prior to any person or group becoming an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      The terms of the rights may be amended by our board of directors, without the consent of the holders of the rights, except that after any person or group becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights. No amendment may change the redemption price.

      Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends.

      The Rights Agreement, which specifies the terms of the Rights and includes the form of Certificate of Designations, Preferences and Rights setting forth the terms of the Preferred Shares is an exhibit to our Form 8-A/A filed with the SEC on November 20, 2001, which is incorporated by reference in this prospectus. The foregoing description of the Rights is qualified in its entirety by reference to that Rights Agreement.

Delaware Law and Charter and By-Law Provisions

      Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock.

      Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of officers and directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions, which involve intentional misconduct, or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

      Stockholder Action; Special Meeting of Stockholders. Our charter also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders. In addition, our amended and restated by-laws provide that special meetings of stockholders may be called only by the board of directors, the Chairman of the Board of Directors or our President. These provisions could have the effect of delaying stockholder actions until the next stockholders' meeting, which are favored by the holders of a majority of our outstanding voting securities.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated by-laws provide that nominations for election to our board of directors may be made either by our Board of Directors or by a stockholder who complies with specified notice provisions. Our amended and restated by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for Board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

DESCRIPTION OF WARRANTS

Warrants to Purchase Common Stock or Preferred Stock

      The following summarizes the terms of common stock warrants, Class B common stock warrants, and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we will select at the time of issue. While the terms summarized below will apply generally to any future warrants to purchase common stock, class B common stock or preferred stock that we may offer the prospectus supplement will describe the particular terms of these securities in more detail in the applicable prospectus supplement.

      General. We may issue stock warrants evidenced by stock warrant certificates under a stock warrant agreement independently or together with any securities it offers by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

—	The offering price, if any;
—	The number of shares of common stock, class B common stock, or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;
—	If applicable, the designation and terms of the preferred stock purchasable upon exercise of the stock warrants;
—	The dates on which the right to exercise the stock warrants begins and expires;
—	U.S. federal income tax consequences;
—	Call provisions, if any;
—	The currencies in which the offering price and exercise price are payable; and
—	If applicable, any antidilution provisions.

      Exercise of Stock Warrants. You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a certified check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock, class B common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

      No Rights as Stockholders. Holders of stock warrants are not entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as stockholders.

Warrants to Purchase Debt Securities

      The following summarizes the terms of the debt warrants we may offer. This description is subject to the detailed provisions of a debt warrant agreement that we will enter into with a debt warrant agent it selects at the time of issue. While the terms summarized below will apply generally to any future warrants to purchase debt securities that we may offer, it will describe the particular terms of these securities in more detail in the applicable prospectus supplement.

      General. We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

—	The offering price, if any;
—	The designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the indenture under which the debt securities will be issued;
—	If applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;
—	If applicable, the date on and after which the debt warrants and any related securities will be separately transferable;
—	The principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;
—	The dates on which the right to exercise the debt warrants begins and expires;
—	U.S. federal income tax consequences;
—	Whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;
—	The currencies in which the offering price and exercise price are payable; and
—	If applicable, any antidilution provisions.

      You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrant holders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

      Exercise of Debt Warrants. You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS

      The following is a general description of the terms of the stock purchase contracts and units we may issue from time to time. Particular terms of any stock purchase contracts and/or units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or units.

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to holders at a future date a specified number of shares of common stock, Class B common stock or preferred stock, or a number of shares of common stock, Class B common stock or preferred stock to be determined by reference to a specific formula set forth in the stock purchase contract. The consideration per share of common stock or preferred stock may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

      The stock purchase contracts may be issued separately or as a part of units, consisting of a stock purchase contract and debt securities, warrants, preferred stock, including U.S. Treasury securities, in each case securing holders' obligations to purchase common stock, Class B common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic or deferred payments to holders of the units, or vice versa, and such payments may be unsecured. Holders of the stock purchase contracts may be required to pay their payment obligations at the time the stock purchase contracts are issued or at the time of settlement. Additionally, holders of the stock purchase contracts may be required to secure their obligations thereunder in a specified manner. A copy of each stock purchase contract entered into by us will be subsequently filed by us in a Current Report on Form 8-K, which will be incorporated herein by reference, or by amendment to the registration statement of which this prospectus forms a part.

      We may also offer and sell two or more of the securities combined into units. Particular terms of the units, including their composition, will be described in the prospectus supplement relating to such units.

PLAN OF DISTRIBUTION

      These securities may be distributed under this prospectus from time to time in one or more transactions:

—	At a fixed price or prices which may be changed;
—	At market prices prevailing at the time of sale on any securities exchange or market on which the securities may be listed;
—	At prices related to prevailing market prices on any securities exchange or market on which the securities may be listed; or
—	At negotiated prices.

      Each time we sell securities, we will describe the method of distribution of the securities in the prospectus supplement relating to the transaction.

      We may offer and sell these securities in any one or more of the following ways:

—	through underwriters or dealers;
—	through agents;
—	directly to purchasers; or
—	through a combination of such methods of sale.

      Each time we sell securities, we will provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part, as appropriate, that will name any underwriter, dealer or agent involved in the offer and sale of the securities. We may offer securities through underwriters, dealers and agents on a firm commitment or best efforts basis or some combination of both and the nature of any such underwriting or agency will be fully described in the relevant prospectus supplement or post-effective amendment, as appropriate. The prospectus supplement or post-effective amendment will also set forth the terms of the offering, including the purchase price of the securities and the proceeds we will receive from the sale of the securities, any underwriting discounts and other items constituting underwriters' compensation, public offering or purchase price and any discounts or commissions allowed or paid to dealers, any commissions allowed or paid to agents and any securities exchanges on which the securities may be listed.

      If underwriters or dealers are used in the sale, the securities may be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The terms and conditions of the obligations of underwriters or dealers to purchase the securities offered will be set forth in the relevant prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

      The securities may be sold directly by us or through agents designated by us from time to time on a best efforts basis. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. The terms and conditions of the agency will be set forth in the relevant prospectus supplement.

      The securities may also be sold in a combination of a firm commitment and best efforts offering, the terms of which will be fully described in a prospectus supplement.

      To the extent that we make sales to or through one or more underwriters, dealers or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters, dealers or agents, who will be identified in a post-effective amendment to the registration statement of which this prospectus is a part. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock or Class B common stock to or through one or more underwriters, dealers or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock or Class B common stock sold will be sold at prices related to the then prevailing market prices for our common stock or Class B common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement or post-effective amendment to the registration statement relating to the transaction.

      Offers to purchase the securities offered by this prospectus may be solicited, and we may make sales of the securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

      We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our common stock or Class B common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell our common stock or Class B common stock from time to time pursuant to this prospectus.

      If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

—	commercial and savings banks;
—	insurance companies;
—	pension funds;

—	investment companies; and
—	educational and charitable institutions.

      In all cases, we must approve these purchasers. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery.

      Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

      Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us in the ordinary course of business.

      Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933 and to be reimbursed by us for certain expenses.

      Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

      Each series of securities other than common stock or Class B common stock will be new issue of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time.

      The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

      If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York.

EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements as of December 31, 2002 and for each of the years ended December 31, 2002 and 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance of the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC under the Securities Act a registration statement on Form S-3 containing this prospectus. This prospectus does not set forth all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy statements and other information with the SEC. Our SEC file number is 001-00134. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, NW., Room 1024, Washington, D.C. 20549, or on the Internet at www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the Securities and Exchange Commission at 800-SEC-0330 for further information about the Public Reference Room. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our SEC filings and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to incorporate by reference information into this prospectus, which means that it can disclose important information to you by referring you to another document it has filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in the prospectus or any prospectus supplement. This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about us and our financial condition.

Our SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2003.
Annual Proxy Statement on Schedule 14A	2004 Annual Meeting
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004

      We also incorporate by reference to the description of our common stock, $1.00 par value, Class B common stock, $1.00 par value, and preferred stock contained in our Form 8-A filed on November 5, 2001.

      We also incorporate by reference to the description of our Shareholders' Series A Participating Preferred Stock Purchase Rights and Series B Preferred Stock Purchase Rights contained in our Form 8-A/A filed on November 20, 2001.

      We incorporate by reference in this prospectus additional documents that we may file with the SEC between the date the registration statement was initially filed and the date of termination of the offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-K, 10-Q and 8-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business in the “Risk Factors” section of its Annual Report on Form 10-K for the year ended December 31, 2003. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed there could also adversely affect

us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

      You can obtain any of the documents incorporated by reference through us, our website at www.curtisswright.com, the SEC or the SEC's web site noted above. Documents that we incorporate by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated in this prospectus by requesting them in writing or by telephone at the following address:

Curtiss-Wright Corporation
4 Becker Farm Road
Roseland, New Jersey 07068
Attention: Secretary
(973) 597-4700

[Outside Back Cover Page of Prospectus]

      Dealer Prospectus Delivery Obligation Until [insert date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
Information Not Required in Prospectus

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

      The following exhibits are filed as part of this Registration Statement:

1.1	*	Form of Underwriting Agreement Basic Terms.
3.1	(1)	Amended and Restated Certificate of Incorporation of the Registrant.
3.2	(1)	Amended and Restated By-laws of the Registrant.
4.1	(1)	Form of Specimen of Common Stock Certificate.
4.2	(1)	Form of Specimen of Class B Common Stock Certificate
4.3	(2)	Form of Senior Indenture
4.4	(2)	Form of Subordinated Indenture
4.5	*	Form of Warrant
4.6	*	Form of Certificate of Designation with respect to Preferred Stock
5.1	*	Opinion of Satterlee Stephens Burke & Burke LLP re: legality of securities being registered.
12.1	(2)	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	(2)	Consent of Deloitte & Touche LLP
23.2	(2)	Consent of PricewaterhouseCoopers LLP.
23.3	*	Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1.)
24.1		Power of Attorney (previously filed).
25.1	*	Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended.

(1)	Incorporated by reference to the Registrant's Definitive Proxy Statement on Schedule 14A filed on September 5, 2001.
(2)	Filed herewith.
*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes:

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned; thereunto duly authorized, in the Borough of Roseland, State of New Jersey, on this 17th day of June 2004.

CURTISS-WRIGHT CORPORATION

By: /s/ Martin Benante* Martin Benante Chairman of the Board and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

CURTISS-WRIGHT CORPORATION (Registrant)
Date: June 17, 2004	By: /s/ Martin R. Benante* Martin R. Benante Chairman and CEO
Date: June 17, 2004	By: /s/ Glenn E. Tynan Glenn E. Tynan Vice President Finance & CFO
Date: June 17, 2004	By: /s/ Kevin McClurg* Kevin McClurg Controller
Date: June 17, 2004	By: /s/ Martin R. Benante* Martin R. Benante Director
Date: June 17, 2004	By: /s/ James B. Busey* James B. Busey IV Director
Date: June 17, 2004	By: /s/ S. Marce Fuller* S. Marce Fuller Director
Date: June 17, 2004	By: /s/ David Lasky* David Lasky Director
Date: June 17, 2004	By: /s/ Carl G. Miller* Carl G. Miller Director
Date: June 17, 2004	By: /s/ William B. Mitchell* William B. Mitchell Director
Date: June 17, 2004	By: /s/ John R. Myers* John R. Myers Director

Date: June 17, 2004	By: /s/ William W. Sihler* William W. Sihler Director
Date: June 17, 2004	By: /s/ J. McLain Stewart* J. McLain Stewart Director

* By: /s/ Glenn E. Tynan

Glenn E. Tynan,
as attorney-in-fact, pursuant to
Power of Attorney previously filed.

INDEX TO EXHIBITS

1.1	*	Form of Underwriting Agreement Basic Terms.
3.1	(1)	Amended and Restated Certificate of Incorporation of the Registrant.
3.2	(1)	Amended and Restated By-laws of the Registrant.
4.1	(1)	Form of Specimen of Common Stock Certificate.
4.2	(1)	Form of Specimen of Class B Common Stock Certificate
4.3	(2)	Form of Senior Indenture
4.4	(2)	Form of Subordinated Indenture
4.5	*	Form of Warrant
4.6	*	Form of Certificate of Designation with respect to Preferred Stock
5.1	*	Opinion of Satterlee Stephens Burke & Burke LLP re: legality of securities being registered.
12.1	(2)	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	(2)	Consent of Deloitte & Touche, LLP
23.2	(2)	Consent of Pricewaterhouse Coopers LLP
23.3	*	Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1.)
24.1		Power of Attorney (previously filed).
25.1	*	Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended.

(1)	Incorporated by reference to the Registrant's Definitive Proxy Statement on Schedule 14A filed on September 5, 2001.
(2)	Filed herewith.
*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.